Exhibit 5.4

1331 17th Street, Suite 350

Denver, CO 80202

June 10, 2015

WARREN RESOURCES, INC.

1114 Avenue of the Americas, 34th Floor

New York, New York 10036

Ladies and Gentlemen:

I am a Senior Vice President and the associate general counsel of Warren Resources, Inc., a Maryland corporation (the “Company”), and a Senior Vice President and the general counsel of Warren E&P, Inc., a New Mexico corporation and wholly-owned subsidiary of the Company (“WEP”).  I have acted as such in connection with certain matters of New Mexico law arising out of the guarantee by WEP of up to $230,410,000 in aggregate principal amount of the Company’s 9.00% Senior Notes due 2022 (the “Exchange Notes”) to be issued in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Company’s obligations under the Exchange Notes will be guaranteed (the “Guarantee”) by WEP and other guarantors under the Indenture dated as of August 11, 2014 (the “Indenture”) by and among the Company, the guarantors named therein and U.S. Bank National Association, as trustee.  The Exchange Notes and Guarantee are to be issued in exchange for and in replacement of the Company’s currently outstanding $230,410,000 aggregate principal amount of 9.00% Senior Notes due 2022 and the guarantee thereof.  This opinion letter (the “Opinion”) is furnished to the Company at its request.

In connection with this Opinion, I have examined original counterparts or copies of original counterparts of the following documents:

(a).                              The Registration Statement; and

(b).                              The Indenture.

I have also examined originals or copies of such other records of WEP, certificates of public officials and officers or other representatives of WEP, and agreements and other documents as I have deemed necessary, subject to the assumptions set forth below, as a basis for the Opinions expressed below.

In rendering the Opinions expressed below, I have assumed:

(i).                                 The genuineness of all signatures;

(ii).                             The authenticity of the originals of the documents submitted to me; and

(iii).                         The conformity to authentic originals of any documents submitted to me as copies.

I have not independently established the validity of the foregoing assumptions.

As to matters of fact, I have relied, without independent investigation or verification, on the representations and statements made in certificates of public officials and officers of the Company and WEP.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, I am of the Opinion that:

1.                                      WEP is a corporation that is validly existing and in good standing under the laws of the State of New Mexico;

2.                                      WEP has the corporate power to guarantee the Exchange Notes pursuant to the Indenture; and

3.                                      WEP has taken all corporate action necessary to authorize the execution, delivery and performance of its Guarantee.

The Opinions set forth above are limited to the New Mexico Business Corporation Act, Chapter 53, Articles 11 through 18, codified at NMSA §53-11-1, et. seq. (1978), as amended (including all applicable provisions of the constitution of the State of New Mexico and reported judicial decisions interpreting such laws), and I do not express any Opinion herein concerning any other laws.

This Opinion is rendered to the Company in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  This Opinion:  (i) has been prepared, and is to be understood, in accordance with the customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind; (ii) is limited to the matters expressly stated herein; and (iii) is provided solely for purposes of complying with the requirements of the Securities Act.  No Opinions may be inferred or implied beyond the matters expressly stated herein.  The Opinions expressed herein are rendered and speak only as of the date hereof, and I specifically disclaim any responsibility to update such Opinions subsequent to the date hereof or to advise the Company of subsequent developments affecting such opinions.

I consent to the filing of this Opinion with the Commission as Exhibit 5.4 to the Registration Statement.  I also consent to the reference of my name under the caption “Legal Matters” in the Registration Statement.  In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully submitted,

/s/ Ellis G. Vickers
ELLIS G. VICKERS